Exhibit 2.1.3

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Cooperation Agreement

by and between

TriQuint Semiconductor, Inc.

(hereinafter referred to as “TQS”)

and

Infineon Technologies AG,

(hereinafter referred to as “Infineon”)

on

Cooperation Efforts

in the field of Wireless System Platforms

Table of Contents

1.	Definitions

2.	Carrying out of the DEVELOPMENT WORK

3.	Completion of the DEVELOPMENT WORK

4.	Costs of the DEVELOPMENT WORK

5.	Secrecy

6.	Warranties and Limitation of Liabilities

7.	DEVELOPMENT RESULTS, INFORMATION and Rights thereunder

8.	Supply Agreement

9.	Term and Termination

10.	Arbitration

11.	Substantive Law

12.	Miscellaneous

Scope

This Agreement sets forth the parties’ respective rights and obligations regarding P2003 and future reference design and supply.

Infineon and TQS are entering into this cooperation agreement to provide a best in class, highest integrated, highly cost competitive radio front end for GSM/GPRS, EDGE, WBCDMA, and other 3G system solutions, and to provide a framework for an ongoing preferred supplier relationship between TQS and Infineon.

Among these system solutions, Infineon will develop (with TQS’s assistance) according to the milestone plan outlined in SCHEDULE 3 the Wireless Solution Platform 2003 (“P2003”). P2003 will be functionally demonstrated during the Cannes GSM World Congress in March 2003. P2003 is anticipated to reach its volume peak during CY 2004.

Provided that Triquint hits all the mutually defined targets for P2003, Triquint will continue to be the preferred supplier for subsequent platform developments. (future reference designs).  Mutual definition will include TriQuint’s identification of the specific components and/or subassemblies it is prepared to design and bid for P2003.  Infineon understands that in view of the tightness of schedule anticipated, TriQuint may elect to bid on fewer than all four currently planned Infineon P2003 wireless phone designs.

For future reference designs, and for future redesigns of P2003 reference designs on which TriQuint did not bid,  both parties will according to the Milestone calendar in SCHEDULE 4 define mutually agreeable targets: architecture, features, technology selection and tradeoffs, Key specifications, Infineon’s priority list and Infineon’s initial price target. In every July according to the Milestone calendar in SCHEDULE 4 (or such other date in Milestone calendars specified for particular projects on calendars other than that of SCHEDULE 4),  both parties will evaluate the prototypes delivered by TQS according to the defined targets. If the prototypes meet the targets, then TQS products will be integrated in the Platform.

The overall cooperation will be supported by trust building measures such as:

                                                                   Regular review meetings (minimum quarterly, every party has the right to call) to discuss the following such as but not limited too:

                                                                   business plan review and alignment regarding:

                                                                                                  demand,

                                                                                                  delivery situations,

                                                                                                  yield,

                                                                                                  volume production,

                                                                                                  project plans and status

                                                                   project review and alignment

                                                                                                  the individual efforts,

                                                                                                  roadmaps and

                                                                                                  share advanced information. [See section 2.6.]

Infineon will use TQS as its preferred supplier of Gallium Arsenide (GaAs) components for P2003  and give TQS the first opportunity to design RF components for Infineon’s reference designs and supply GaAs RF components to Infineon, and will incorporate TQS’s parts in Infineon’s designs, subject to the terms and conditions of this Agreement. For example, this relationship is expected to continue for the development of the Wireless Solution Platforms [***] and [***] based on above outlined mutually defined targets

Infineon and TQS will agreed by April 4& 5, 2002, and document in SCHEDULE 6 a detailed partitioning and component specification to be undertaken by TriQuint for P2003. Individual component specification is determined by the wireless solution platform meeting or exceeding the GSM/GPRS, EDGE, WBCDMA, and other 3G requirements. [See section 2.1.] Utilizing TQS components should not result in a significant performance degradation or cost disadvantage compared to competitive solutions. Significant is determined by a performance outside of the agreed specification, a performance or bill of material count worse or not on par with Infineon last generation platform (e.g. 2002) [as per spec/acceptance criteria —SCHEDULE 1].

Infineon will have two weeks following submission to determine whether TQS has a suitable solution.  If Infineon determines that TQS does not have a suitable solution, Infineon will inform in writing TQS, provide detailed information leading to this assumption and allow a reasonable opportunity, to be understood as two weeks from provision of detailed information and determination, for TQS to propose a suitable solution that meets Infineon’s reasonable objections to the first solution. [See section 2.8.].  Both parties will remain available for reasonably prompt communication, to insure every opportunity to resolve technical or specification issues that may arise as early as possible.

Both parties will carry their own individual development costs. [See section 4.]

1.                                                         Definitions

1.1                       The term “PRODUCTS” means and comprises any Gallium Arsenide parts developed or supplied by TriQuint under this Agreement,  and- (a) those to be included in the [***] platform, which the parties wish to develop and TriQuint accepts for development under this Agreement, and which is defined in more detail in the specifications set forth in SCHEDULE 1 to this Agreement as amended from time to time and, provided TriQuint has delivered in a commercially acceptable manner against its agreements, (b) the Gallium Arsenide parts to be included in future reference design, which the parties wish to develop under Section 8 of this Agreement. In connection with creating and negotiating the [***] specifications in SCHEDULE 1 and the other SCHEDULES of this Agreement, or otherwise specifying Gallium Arsenide parts for Infineon’s use, the parties will make every reasonable effort to agree upon specifications that are mutually acceptable to both parties.

1.2                       The term “INFORMATION” means written and/or oral technical information with regard to PRODUCTS, such information being available to either party at any time during the term of this Agreement.  “INFORMATION” excludes information created in the course of performing DEVELOPMENT WORK-

1.3                       The term “BACKGROUND PATENTS” means patent applications, patents, utility models and other statutory protection with regard to PRODUCTS which are included in INFORMATION and under which one party is the owner and/or has the right of determination at any time during the term of this Agreement and which are not resulting from performing DEVELOPMENT WORK.

1.4                       The term “DEVELOPMENT WORK” means any and all development work to be performed by the parties for the PRODUCTS in accordance with Section 2 below.

1.5                       The term “DEVELOPMENT RESULTS” means any and all designs, test procedures and enabling software, and other deliverables called for under this agreement, whether patentable or not, in written or oral form, achieved by performing DEVELOPMENT WORK

2.                           Carrying out of the DEVELOPMENT WORK

2.1                       The DEVELOPMENT WORK shall comprise (a) the efforts and activities set forth in SCHEDULE 2 to this AGREEMENT relating to the [***] platform, and (b) the efforts and activities to be mutually defined in the future by the parties with respect to future Products, under the process set forth in Section 8 of this Agreement.  In particular, the DEVELOPMENT WORK shall comprise the joint definition of specifications for the PRODUCTS and the scope of development activities to be performed by TQS.

2.2                       The DEVELOPMENT WORK for the [***] platform shall be carried out in accordance with the time schedule set forth in SCHEDULE 3 to this Agreement. The DEVELOPMENT WORK for the future reference design  shall be carried out in accordance with the time schedule to be agreed to in the future under the process set forth in Section 8 of this Agreement.  Such time schedules are subject to adjustments as may be discussed and negotiated by the parties in the course of carrying out the DEVELOPMENT WORK. (Note: during the term of the agreement, we understand TQS has the right to continue the cooperation, as long as it performs. We do understand there is a performance condition.)

2.3                       Each party, insofar as it lawfully may, shall make available to the other within a reasonable period of time following the Effective Date of this Agreement, and from time to time during the carrying out of the DEVELOPMENT WORK its INFORMATION and DEVELOPMENT RESULTS insofar as it considers such INFORMATION and DEVELOPMENT RESULTS necessary or helpful for the other party for carrying out the DEVELOPMENT WORK.

                                      Disclosure of INFORMATION and DEVELOPMENT RESULTS will be effected without charges to the receiving party.

                                      Depending on the demands of the DEVELOPMENT WORK, the INFORMATION and DEVELOPMENT RESULTS can be submitted in writing and/or orally.

2.4                       The DEVELOPMENT WORK will be carried out in close cooperation between the parties and in a joint effort to keep cost and expenditures to a minimum.  Unless otherwise agreed, each party will bear its own costs.

2.5                       Each party shall, within 1 month after this Agreement is signed by the parties, appoint an expert who will act as a point of contact during the DEVELOPMENT WORK.

                                      All INFORMATION and DEVELOPMENT RESULTS to be forwarded to a party hereunder, will be addressed to such appointed expert or as he or she directs, with a copy to such expert.  Either party may change its appointed expert by notice to the appointed expert of the other.  Each party’s appointed expert shall have the authority to commit that party, within the scope of the procedures of this Agreement.

2.6                       During the DEVELOPMENT WORK, TQS and Infineon shall schedule regular meetings and otherwise collaborate in a commercially reasonable manner. At these meetings, the experts appointed as per Section 2.5 and other personnel of the parties will review the status of the DEVELOPMENT WORK, discuss the existence and availability of any relevant INFORMATION that could aid in the DEVELOPMENT WORK, and exchange relevant DEVELOPMENT RESULTS and INFORMATION.  As part of this collaboration, during the DEVELOPMENT WORK, Infineon will timely make available at cost to TQS a test fixture environment representing the other devices in the reference designs to which the DEVELOPMENT WORK relates.

2.7                       Upon the conclusion of the DEVELOPMENT WORK, or, if requested by Infineon earlier, at such request from Infineon, TQS shall deliver to Infineon the DEVELOPMENT RESULTS, including and without limitation all documentation and prototypes.

2.8                       After Infineon has received the DEVELOPMENT RESULTS, including any documents relating to it, Infineon will execute the acceptance of the DEVELOPMENT RESULTS, whereby acceptance shall mean the acknowledgement of Infineon that the DEVELOPMENT WORK has been completed successfully, by making reference to the specification and acceptance criteria set forth in SCHEDULE 1 and the other relevant SCHEDULEes to this Agreement. If Infineon discovers any defects or errors in the DEVELOPMENT RESULTS, Infineon will promptly notify TQS, and provide detailed information regarding the defects or errors. TQS will correct them promptly and free of charge, and will again without undue delay provide the DEVELOPMENT RESULTS to Infineon for acceptance in a similar manner. Infineon will then once again execute the acceptance as long as a reference design for Cannes 3G Congress early March and a subsequent volume ramp in April of the respective year, or for designs on other schedules, critical path reference designs and volume ramp dates, can still be achieved.  “Promptly” as used in this paragraph shall mean as soon as commercially practicable, and in any case in Infineon’s case performed with priority over other component testing for the same project, and in TQS’s case, performed with priority over DEVELOPMENT WORK with later completion dates.

2.9                       In the event that one of the parties realizes that the DEVELOPMENT WORK cannot efficiently be performed according to the time schedules, development plans or budgets set forth for the project, the other party shall immediately be informed thereof. The parties shall then review the situation and mutually agree on changes with respect to the further conduct and performance of the DEVELOPMENT WORK.

2.10                 A party forwarding, without charge, to the other party parts, components, software and other articles for the purposes of the DEVELOPMENT WORK shall remain the proprietor of such articles. The forwarding party, furthermore, shall not be responsible for damages caused by such articles and the party receiving such articles shall hold the forwarding party harmless from any claims of third parties, including without limitation, from claims of the receiving party’s employees.

                                      The party receiving such articles shall not be responsible for loss and damage to such articles unless the receiving party did not exercise reasonable care, and shall hold such items under a license limited to the performance of the DEVELOPMENT WORK.

2.11                 Each party undertakes to carry out the DEVELOPMENT WORK as stipulated in this Agreement. Each party shall make a faithful effort to arrive at a successful completion of the relevant DEVELOPMENT WORK.

2.12                 During the term of this Agreement and during the course of the DEVELOPMENT WORK, TQS may desire to buy Infineon part number [***] from IFX, for TQS’s use in performing the DEVELOPMENT WORK and in developing and supplying the PRODUCTS. IFX is willing to supply die and packaged parts of Infineon part number [***] to TQS. Quantity, quality, price, delivery schedule and other terms and conditions will be fixed in a supply agreement negotiated when appropriate, and all shall be commercially reasonable and competitive.

2.13                 During the term of this Agreement and during the course of the DEVELOPMENT WORK, TQS may desire to incorporate or use [***] or other [***] parts in the PRODUCTS or the DEVELOPMENT WORK.  TQS agrees to present its needs for these parts with Infineon first, to discuss whether Infineon is willing and able to provide the parts on the quantity, quality, price, delivery schedule, and other terms and conditions required by TQS, and if so, to negotiate a supply agreement for these parts, which shall be on commercially reasonable and competitive terms.

3.                           Completion of the DEVELOPMENT WORK

3.1                       The DEVELOPMENT WORK shall be regarded as being completed successfully once the efforts and activities as defined in this Agreement have been carried out and the relevant tests agreed to by the parties show that the PRODUCTS fulfill the specifications (as modified from time to time by agreement of the parties).

3.2                       The parties undertake to record the results of the DEVELOPMENT WORK in a final protocol including the date of the successful completion of the DEVELOPMENT WORK, as provided in Section 2.8.

4.         Costs of the DEVELOPMENT WORK

                                      Each party shall bear the costs incurred by such party for its efforts under or in connection with the DEVELOPMENT WORK.

5.                           Secrecy

                                      Each party agrees that all INFORMATION and DEVELOPMENT RESULTS which it receives from the other party and which are designated as confidential by such party will be deemed to be confidential and will be maintained by the receiving party in confidence, provided, however, that such party may disclose such information to its officers, and those of its employees and others under its control and bound by commercially reasonable obligations of confidentiality, for the purposes of this Agreement, all of whom will be advised of this Agreement and such party’s obligations thereunder.

                                      Such party additionally agrees to take all reasonable precautions to safeguard the confidential nature of the foregoing information, provided, however, that such party’s normal procedures for protecting its own confidential information shall be deemed reasonable precautions, and provided that if such precautions are taken, such party will not be liable for any disclosure which is inadvertent or unauthorized or is required by any judicial order or decree or by any governmental law or regulation. Neither shall such party be liable for disclosure and/or any use of such information insofar as such information

-        is in, or becomes part of, the public domain other than through a breach of this Agreement by such party;

-        is already known to such party at or before the time it receives the same from the other party or is disclosed to such party by a third party as a matter of right;

-        is independently developed by such party without the benefit of such information received from the other party; or

-        is disclosed and/or used by such party with the prior written consent of the other party.

             Notwithstanding the above, each party has the right to disclose the other party’s INFORMATION and DEVELOPMENT RESULTS which it received under this Agreement to

-        its licensees insofar as it has the right to sublicense same as set forth in this Agreement, provided, such party requires such licensee to undertake in writing secrecy obligations which are at least as stringent as the ones set forth in this Section 5, and

-        as may be required by law.

                                      The obligations of Section 5 shall survive five years after termination of this Agreement.

6.                            Warranties and Limitation of Liabilities

6.1                       TQS shall use its best commercially reasonable efforts to achieve the best result possible by making use of the latest state of science and technology known to it in the exercise of reasonable commercial diligence and of its INFORMATION and to the extent necessary, by using INFORMATION provided by Infineon.

                                      Within a warranty period of 12 months after acceptance of the DEVELOPMENT RESULTS by Infineon as per Section 2.8, above, defects which are claimed and described with reasonable specificity in writing by Infineon will be corrected immediately and free of charge by TQS.  “Defects”, as used in this paragraph, shall mean any  deviations from agreed-upon final specification.

6.2                       Except as set forth in Section 6.1 above and provided it complies with the provisions of Section 2.11, above, no party shall be liable towards the other party in the case that the DEVELOPMENT WORK cannot be successfully completed as per Section 3.1, above.

6.3                       The sole obligation of each party with respect to its INFORMATION shall be to forward same to the other party as provided in this Agreement, and, to correct errors that might have occurred in this INFORMATION without undue delay after such errors become known to the party which forwarded the relevant INFORMATION.

                                      THE WARRANTIES SET FORTH IN THIS SECTION 6 APPLY TO ALL INFORMATION AND DEVELOPMENT RESULTS LICENSED OR KNOWINGLY DISCLOSED HEREUNDER AND ARE IN LIEU OF ALL WARRANTIES EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION THE WARRANTIES THAT INFORMATION AND DEVELOPMENT RESULTS CAN BE USED WITHOUT INFRINGING STATUTORY AND OTHER RIGHTS OF THIRD PARTIES.

6.4                       Any liability of a party with respect to death or injury to any person is subject to and governed by the provisions of the applicable law. Neither party is, however, obliged to compensate for death or personal injury or loss of or damage to property of the other party to the extent such death, injury, loss or damage is covered by insurance(s) of the affected party and such affected party shall not be entitled to recover same from the first party.

6.5                       Neither party shall be liable for any indirect or consequential damages of the other party, including indirect or consequential loss of profit or interest, under any legal cause whatsoever and on account of whatsoever reason, except where such liability is mandatory by applicable law.

6.6                       All rights granted in INFORMATION, DEVELOPMENT RESULTS and under BACKGROUND PATENTS are granted insofar only as the party granting same has the right to grant without payment to third parties.

6.7                       The provisions of Section 6 shall survive any termination of this Agreement.

7.                           DEVELOPMENT RESULTS, INFORMATION and Rights thereunder

7.1                       Inventions - including, but not being limited to, inventions eligible for statutory protection (patent applications, patents, etc.) - made during the term and under the cooperation of this Agreement (“INVENTIONS”) by employees of one party shall become neither the property of the other party nor the common property of both parties, and the one party, therefore and insofar as it otherwise has the right to do so, shall be free to use such INVENTIONS as it sees fit and to file for statutory protection and to use, maintain and permit to lapse such application for statutory protection and any statutory rights issued thereon.

7.2                       INVENTIONS made by employees of both parties (“JOINT INVENTIONS”) shall, at the time they are made, become the joint property of both parties.

7.2.1              JOINT INVENTIONS, including any and all statutory protection issuing thereon (as per Section 7.2.2, below, or otherwise), if any, may be used by each party as such party sees fit. Each party, therefore, for example and without limitation, has the transferable right to grant non-exclusive, further transferable licenses under such JOINT INVENTIONS.

7.2.2              For JOINT INVENTIONS which are eligible for statutory protection the parties will agree upon the details for filing for such protection.

                                      In case only one (1) party is interested in filing for statutory protection for JOINT INVENTIONS, then the other party shall execute and forward to the one party all documents requested by the one party and reasonably believed to be necessary and/or desirable for such procedure. Statutory rights filed for JOINT INVENTIONS by one party at its own expense shall, from the date of filing, become the sole property of that one party, and, therefore, for example and without limitation, can be used, maintained and permitted to lapse by this party as it sees fit. The other party’s rights to use such statutory rights are as laid down in Section 7.2.1, above.

7.2.3              Each party ensures that it will be in a position to immediately acquire the share of inventions of its employees insofar as JOINT INVENTIONS are concerned.

7.2.4              Neither party is obligated to take action against third parties infringing upon statutory rights filed or issued for JOINT INVENTIONS or to defend such rights against third parties.

7.3                       Under its INFORMATION, BACKGROUND PATENTS and DEVELOPMENT RESULTS each party hereby grants to the other party the non-exclusive, non-transferable, royalty free right to use same

-        during the term of this Agreement for the purpose of carrying out the DEVELOPMENT WORK. This right includes the right to have such INFORMATION, BACKGROUND PATENTS and DEVELOPMENT RESULTS used by a subcontractor provided the other party has consented in writing to such undertaking.

-        for TriQuint to the manufacture (incl. have made), and generally for use and sale of the PRODUCT and its parts and modifications and enhancement thereof, and for these purposes to grant sublicenses as part of a grant of a license under its own technology.

7.4                       The stipulations of Section 7 shall survive any termination of this Agreement.

8.                           Specification Process for Future Design; Preferred Supply Agreement

8.1                       Provided that Triquint has hit all the mutually defined targets for which TriQuint has signed on, for RF components for [***], Infineon will continue to give TriQuint the first option to design and supply PRODUCTS for future Infineon designs (including, without limitation, the first option to design and supply PRODUCTS for [***] and subsequent years during the term of this Agreement.) The timeline for these discussions and other efforts as they relate to [***] and [***] is set forth in SCHEDULE 4.  In connection with these discussions and other efforts, the parties will, among other things, make every commercially reasonable effort to agree upon specifications and partitioning that are mutually acceptable to both parties.

8.2                       If TQS meets the defined targets agreed upon by the parties  as applicable for a given set of PRODUCTS, for example, relating to a given reference design chipset, then TQS shall have certain preferred supply relationships with respect to Infineon and the design.  These preferred supply relationships are:  (1) with respect to reference designs for third parties who will make use of Infineon chipsets, Infineon shall designate TQS  a preferred supplier of the PRODUCTS specified in the reference design in communications with the third parties;- (2) Infineon will  give TQS the continued first opportunity to develop and/or supply PRODUCTS as needed by Infineon, for example in the design and specification for the subsequent version of the reference design  according to the timeline in SCHEDULE 4; and (3) Infineon will cooperate with TQS as set forth above in incorporating TQS’ PRODUCTS - in Infineon’s reference or other designs.

8.3        For any purchases by Infineon from TQS, or by TQS from Infineon, the General Conditions of Purchase for the Supply of Products and Services in the Electrical and Electronic Industry as per SCHEDULE 5 shall apply its most recent version, unless otherwise agreed by the Parties in writing.

9.                           Term and Termination

9.1                       This Agreement shall become effective on the date it is signed by both parties (Effective Date).

9.2                       This Agreement (unless extended or terminated earlier under a relevant provision set forth in this Agreement) shall terminate on July 31, 2007. -

9.3                       This Agreement shall extend automatically for additional periods of one year unless terminated by written notice by November 1 of the year prior to its expiration.  If notice of termination is given under this paragraph, the parties agree, on request of either, to meet during November to review potential terms for continuing a collaborative relationship.

9.3                       This Agreement may be terminated at any time by the one party by giving of not less than four weeks’ prior written notice to the other party

-        if the other party hereto is declared bankrupt or otherwise cannot fulfill its financial obligations; or

-        if the other party hereto substantially defaults in the performance of this Agreement and does not remedy the default within 4 weeks after receipt of a relevant request, specifying with particularity the default of the one party.

10.                    Disputes Settlement

10.1              Either party may refer any dispute that cannot be resolved by the managers directly involved to an Executive Conference for resolution.  If a dispute is referred to Executive Conference, the referring party shall designate any manager senior to those whose day to day responsibility is involved in the dispute (or the CEO if no other senior manager can be designated); shall describe the dispute in terms sufficient to inform the other party fairly of all matters involved therewith; and shall propose several alternate dates within one month to meet to resolve the dispute.  The other party shall likewise designate a manager senior to those whose day to day responsibility is involved in the dispute (or the CEO if no other senior manager can be designated), and shall select one of the offered dates.  On that date the designated managers shall meet in person, at a place reasonably agreed by those managers.  The designated managers shall have full power to resolve the dispute, and shall meet alone, with such documents as they wish, and each shall commit at least one full business day to the process (more if the both consent.)  Each may be accompanied by such additional people as they both may agree during such times as they both may agree.

10.2              Arbitration.  If any dispute cannot be settled through executive conferencing,  such dispute, including any question regarding its existence, validity or termination, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce, Paris (“Rules”) by three arbitrators appointed in accordance with the said Rules. Unless otherwise agreed by the parties, arbitration shall take place in London, England, or as otherwise agreed by the parties. However, if Executive Conferencing has been requested by one party, and the other has declined, then subsequent arbitration on the matter that was the subject of the Executive Conferencing request shall take place in the home jurisdiction of the party that requested the Executive Conference.  Arbitration shall be held in English.  Rules of discovery shall be as defined by the Rules, and may be supplemented in the interests of fairness by the arbitrators. The arbitrators shall have power to award remedies of specific performance or injunctive relief as well as damages within the limits of this Agreement or the applicable Ancillary Agreement.  Each party agrees that service of process, including demands for arbitration, may be made on such party through the procedures set forth herein for Notice.  The results of arbitration shall be final and binding on the parties, and may be enforced in any court of competent jurisdiction.

10.3              Legal Fees.  In any arbitration, the legal fees of the parties and expenses of arbitration shall be borne by the prevailing party, in such proportion as the arbitrator(s) find just and equitable.

11.                    Substantive Law

                                      All disputes shall be settled in accordance with the provisions of this Agreement and all other agreements regarding its performance, otherwise in accordance with the substantive law in force in  Switzerland, without reference to other laws.

12.                    Miscellaneous

12.1                 This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.

12.2                 The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.3                 All notices or other communications required or permitted hereunder with regard to the interpretation, validity etc. of the Agreement shall be in writing and shall be given by certified mail addressed, if to TQS:

                                                                                                     TriQuint Semiconductor, Inc.

                                                                                                     Attn:  Chief Financial Officer

                                                                                                     2300 NE Brookwood Parkway

                                                                                                     Hillsboro, OR 97124

                                                                                                     USA

                                                                                                                                   FAX: +1 503 615 8904

                                      and, if to Infineon:

                                                                                                     Infineon Technologies AG

                                                                                                     Attn: Legal Department

                                                                                                     Postfach 80 09 49 D-81609 München

                                                                                                     St. Martin Straße 53 D-81669 München

                                                                                                     Germany

                                                                                                                                   FAX: +49 89 234-2-69-83

                                      or to such other address that the parties might identify to each other for this purpose and with reference to this Agreement.

12.4                 No party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other party hereto.

12.5                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto.

12.6                 Titles and headings to Sections herein are inserted for the convenience or reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.7                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF the parties have executed these presents on the dates specified below.

TriQuint Semiconductor, Inc.	Infineon Technologies AG

/s/ Roald Ruebusch	/s/ Nicole Lau

/s/ Thomas Pollakowski

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 1 PRODUCTS Specification

SCHEDULE 2 DEVELOPMENT WORK (Tasks)

SCHEDULE 3 Milestone Plan for development of Wireless Solution Platform [***]

SCHEDULE 4 Milestones Calendar for Future Reference Design

SCHEDULE 5 General Conditions of Purchase

SCHEDULE 6 Detailed partitioning and component specification for [***]